Eventbrite Reports Second Quarter 2022 Financial Results
7/28/2022
Revenue of $66.0 million, up 43% from the second quarter of 2021 and at the high end of previously raised outlook range
Paid ticket volume of 21.9 million rose 37% year-over-year alongside growth in event volume and size
Positive adjusted EBITDA for the fourth consecutive quarter
SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE:EB), a global self-service ticketing and experience technology platform, today posted its financial results for the quarter ended June 30, 2022. The Second Quarter 2022 Shareholder Letter can be found on Eventbrite’s Investor Relations website at https://investor.eventbrite.com.
“Eventbrite’s strong execution translated to meaningful growth and progress on our product-led strategy during the second quarter. We supported a growing community of event creators who are using our platform and tools to power the return of live events,” said Julia Hartz, Eventbrite co-founder and Chief Executive Officer. “We expect to build on this momentum in the second half of the year as we deliver even more capabilities that help creators expand their events and audiences. By making thoughtful investments that leverage our scale, data, and self-service model, we are well positioned for sustainable long-term growth."
Earnings Webcast Information
Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s second quarter financial results. The webcast of the conference call can be accessed as follows:

Event: Eventbrite Second Quarter 2022 Earnings Conference Call
Date: Thursday, July 28, 2022
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
Live Webcast Site: https://investor.eventbrite.com
An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, https://investor.eventbrite.com.
About Eventbrite
Eventbrite is a global self-service ticketing, marketing, and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. In 2022, Eventbrite was recognized as a Great Place to Work® based on employees’ satisfaction with the company culture, flexibility and great benefits. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 290 million tickets distributed for over 5 million total events in 2021, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.

Eventbrite Investor Relations
investors@eventbrite.com
Source: Eventbrite, Inc.